Exhibit  4
EXECUTION VERSION
SHAREHOLDER VOTING AGREEMENT
     THIS SHAREHOLDER VOTING AGREEMENT (this “Agreement”) is made and entered into as of May 11, 2009, by and among Mr. Alexander Otto (the “Purchaser”) and the undersigned shareholders of Developers Diversified Realty Corporation the “Company”) (in his or her individual capacity, each a “Shareholder” and collectively, the “Shareholders”).
RECITALS
     A. WHEREAS, on February 23, 2009, Purchaser and the Company entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”), which provides for the purchase and sale of up to 30,000,000 shares of Company Common Stock (the “Stock Purchase”), and for a grant of warrants to purchase 10,000,000 shares of Company Common Stock;
     B. WHEREAS, as an inducement to enter into the Stock Purchase Agreement, and as one of the conditions to the consummation of the transactions contemplated by the Stock Purchase Agreement, an agreement providing for Purchaser’s rights to nominate up to two individuals for representation on the Company’s Board of Directors was approved by the Company’s Board of Directors (the “Investor Rights Agreement”), and will be entered into concurrently with the execution of this Agreement;
     C. WHEREAS, each Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of, and has the right to direct the voting of, the number of shares of Company Common Stock indicated on the signature page of this Agreement; and
     D. WHEREAS, each Shareholder desires to agree to vote the Shares over which Shareholder has voting power as described below.
     Unless otherwise provided, all capitalized terms shall have the meanings ascribed to them in Section 1.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Definitions. For purposes of this Agreement:
          “Company Common Stock” means the common shares, $0.10 par value per share, of the Company.
          “Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.
          “Shares” means any shares of Company Common Stock owned, beneficially or of record, by each Shareholder and over which such Shareholder has the power to direct the vote, including, without limitation, shares of Company Common Stock acquired by each Shareholder upon the exercise of Company options and/or Company warrants, and any shares of Company Common Stock acquired by each Shareholder pursuant to a compensation plan of the Company.
     2. Agreement to Vote Shares.
          (a) From the date hereof until the Expiration Date, at every annual meeting of the shareholders of the Company, and at every adjournment or postponement thereof, and on any action or approval by written consent of the shareholders of the Company, in each case, relating to the election of members of the Company’s Board of Directors, each Shareholder (in Shareholder’s capacity as such) shall appear at the meeting or otherwise cause the Shares to be present for purposes of establishing a quorum and shall vote the Shares in favor of the nominee or nominees, as applicable, for the Board of Directors of the Company proposed by Purchaser pursuant to, and in accordance with, the Investor Rights Agreement.
          (b) If a Shareholder is the beneficial owner, but not the record holder, of the Shares, such Shareholder agrees to take all reasonable actions necessary to cause the record holder and any nominees to vote all of the Shares in the manner provided in Section 2(a).
          (c) This Agreement shall not, and shall not be construed to, grant any other rights with regard to the voting of the Shares other than the limited rights set forth in this Section 2. Purchaser shall have no right to influence in any manner the voting of the Shares on any other matters that may come before the shareholders of the Company.
          (d) This Agreement shall not, and shall not be construed to, restrict the ability of any Shareholder to sell any Shares, in the open market or otherwise.
     3. Action in Shareholder Capacity Only. Each Shareholder makes no agreement or understanding herein as director or officer of the Company or as a fiduciary of, or participant in, any compensation plan of the Company. Each Shareholder has entered into this Agreement solely in his or her individual capacity as a record holder and/or beneficial owner of Shares, and nothing herein shall limit or affect any actions taken in his or her capacity as an officer or director of the Company or as a fiduciary of, or participant in, any compensation plan of the Company.
     4. Representations and Warranties of Shareholder.
          (a) Each Shareholder hereby represents and warrants to Purchaser as of the date of this Agreement as follows: (i) Shareholder is the beneficial or record owner of the shares of Company Common Stock indicated on the signature page of this

Agreement; (ii) Shareholder does not beneficially own any securities of the Company other than (x) the shares of Company Common Stock, Company options and Company warrants set forth on the signature page of this Agreement and (y) any Company Common Stock beneficially owned under any compensation plan of the Company; (iii) Shareholder has full power and authority to make, enter into and carry out the terms of this Agreement; and (iv) this Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding agreement of Shareholder enforceable against such Shareholder in accordance with its terms.
          (b) Except for this Agreement or as otherwise permitted by this Agreement, Shareholder has full legal power, authority and right to vote or to direct the voting of all of the Shares then owned of record or beneficially as described in this Agreement, without the consent or approval of, or any other action on the part of, any other Person. Without limiting the generality of the foregoing, Shareholder has not entered into any voting agreement (other than this Agreement) with any Person with respect to any of the Shares, granted any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust, or entered into any arrangement or agreement with any Person limiting or affecting his legal power, authority or right to vote the Shares on any matter.
          (c) The execution and delivery of this Agreement and the performance by Shareholder of his or her agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which Shareholder is a party or by which Shareholder (or any of his or her assets) is bound.
     5. Termination. This Agreement shall terminate on the earlier of (i) such time as Purchaser or any assignee of Purchaser, as permitted under Section 6(d) hereof, no longer has the authority to nominate a director to the Board of Directors of the Company pursuant to the Investor Rights Agreement, and (ii) the termination of the Investor Rights Agreement (the “Expiration Date”). Upon such termination, no party shall have any further obligations or liabilities hereunder; provided that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.
     6. Miscellaneous Provisions.
          (a) Amendments, Modifications and Waivers. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by Purchaser and the Shareholders.
          (b) Entire Agreement. This Agreement constitutes the entire agreement among the parties to this Agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.
          (d) Assignment and Successors. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto. This Agreement and all the provisions hereof are personal to the Shareholders, shall not inure to their respective successors and may not be assigned by any Shareholder without the prior written consent of Purchaser. This Agreement and all of the provisions hereof shall inure to the benefit of the successors of Purchaser and its permitted assigns, provided that, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of Purchaser may be assigned without prior written consent of the Shareholders party hereto except that Purchaser, without obtaining the consent of the Shareholders, shall be entitled to assign this Agreement to any one or more members of the Otto Family (as such term is defined in the Stock Purchase Agreement). Any assignment in violation of the foregoing shall be void and of no effect.
          (e) No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
          (f) Cooperation. Shareholder agrees to cooperate fully with Purchaser and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Purchaser to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purpose of this Agreement. Shareholders, on the one hand, and Purchaser, on the other hand, each hereby agree that the other party may publish and disclose such Shareholder’s identity and ownership of Shares and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement as may be required by applicable law in any filing made by Purchaser, the Company or the Shareholder with the Securities and Exchange Commission.
          (g) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
          (h) Specific Performance; Injunctive Relief. Shareholder acknowledges that Purchaser may be irreparably harmed and that there may be no adequate remedy at law for a breach of any of the covenants or agreements of Shareholder set forth in this Agreement. Therefore, Shareholder hereby agrees that, in addition to any other remedies that may be available to Purchaser upon any such breach, such party shall have the right to seek specific performance, injunctive relief or any other remedies available to such party at law or in equity without posting any bond or other undertaking in order to enforce such covenants and agreements.

          (i) Notices. All notices, consents, requests, claims, demands and other communications under this Agreement shall be in writing (which shall include communications by e-mail) and shall be delivered (a) in person or by courier or overnight service, or (b) by e-mail with a copy delivered as provided in clause (a). If to a Shareholder, to Shareholder’s address or e-mail address shown below Shareholder’s signature on the signature pages hereof, and with a copy (which shall not constitute notice) to:
3300 Enterprise Parkway
Beachwood, Ohio 44122
Attention: General Counsel
Telephone: (216) 755-5500
E-mail: DWeiss@ddr.com
Jones Day
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
Attention: Michael J. Solecki
Telephone: (216) 586-7103
E-mail: mjsolecki@jonesday.com
          If to Investor:
KG CURA Vermögensverwaltung G.m.b.H. & Co.
Wandsbeker Str. 3-7
D-22179 Hamburg
Germany
Attention: Mr. Wilhelm
Telephone: 0049 40 6461 1286
E-mail: wilhelm@kgcura.de
          with a copy (which shall not constitute notice) to:
Alston & Bird LLP
90 Park Avenue
New York, NY 10016
Attention: Mark F. McElreath
Telephone: (212) 210-9595
E-mail: mark.mcelreath@alston.com
or to such other address as the parties hereto may designate in writing to the other in accordance with this Section 6(i). Any party may change the address to which notices are to be sent by giving written notice of such change of address to the other parties in the manner above provided for giving notice. If delivered personally or by courier, the date on which the notice, request, instruction or document is delivered shall be the date on which such delivery is made and if delivered by e-mail transmission or mail as aforesaid, the date on which such notice, request, instruction or document is received shall be the date of delivery.
          (j) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.
          (k) Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
[Signatures on the Following Pages]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MR. ALEXANDER OTTO
/s/ Alexander Otto

SHAREHOLDERS
/s/ Scott A. Wolstein

Address: 3300 Enterprise Parkway Beachwood, Ohio 44122 Attention: Chief Executive Officer Telephone: (216) 755-5500 E-Mail Address: SWolstein@ddr.com Shares Beneficially Owned:

734,423	shares of Company Common Stock
431,789	Company Options
0	Company Warrants
176,963	Stock units acquired pursuant to compensation plan

/s/ Iris S. Wolstein
Address: 3455 Chagrin Boulevard Moreland Hills, Ohio 44022 Telephone: (440) 247-5400 E-Mail Address: wring@heritagedevelopment.net Shares Beneficially Owned:

4,687,857	shares of Company Common Stock
0	Company Options
0	Company Warrants
40,148	Bert L. Wolstein Family Trust